Exhibit 23.6

Consent of 451 Research

September 1, 2016

GDS Holdings Limited

2/F, Tower 2, Youyou Century Place

428 South Yanggao Road

Pudong, Shanghai 200127

People’s Republic of China

Ladies and Gentlemen:

451 Research, LLC hereby consents to references to its name and inclusion of information, data and statements from the report entitled “The Datacenter Market in China” (together with any amendments thereto, the “Report”), as well as the citation of the Report, in the registration statement on Form F-1 (together with any amendments thereto, the “Registration Statement”) in relation to the initial public offering (the “IPO”) of GDS Holdings Limited (the “Company”) to be filed with the United States Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended, and any other future filings with the SEC, including filings on Form 20-F or Form 6-K or other SEC filings (collectively, the “SEC Filings”), as well as on the websites of the Company and its subsidiaries and affiliates, in institutional and retail road shows and other activities in connection with the IPO, and in other publicity materials in connection with the IPO.

451 Research, LLC also hereby consents to the filing of this letter as an exhibit to the Registration Statement.

Yours truly,

For and on behalf of
451 Research, LLC

/s/ Jodi G. Weissberg
Name: Jodi G. Weissberg
Title: Associate General Counsel